Exhibit 99.1

FOR IMMEDIATE RELEASE:

Golub Capital BDC, Inc. Closes New $300 Million Credit Facility

NEW YORK, NY, July 23, 2018 - Golub Capital BDC, Inc. (NASDAQ: GBDC), (“Golub Capital BDC” or the “Company”), a business development company, today announced the closing of a new $300 million credit facility (“Credit Facility”) with Morgan Stanley Bank, N.A., as lender. The Credit Facility has a revolving availability period that extends through January 21, 2019 and a final maturity date of March 20, 2019. During the revolving availability period, the Credit Facility will bear interest at a rate equal to the one-month London Interbank Offered Rate (“LIBOR”) plus 1.90%. Commencing on the last day of the revolving availability period, the interest rate on borrowings under the Credit Facility will reset to one-month LIBOR plus 2.15% for the remaining term.

In connection with entry into the Credit Facility, on July 20, 2018, the Company redeemed the outstanding notes issued as part of the $350.0 million term debt securitization (also known as a collateralized loan obligation, or CLO) that was initially completed on July 16, 2010 (the “2010 Debt Securitization”). Following such redemption, the agreements governing the 2010 Debt Securitization were terminated. The notes issued as part of the 2010 Debt Securitization would have otherwise matured on July 20, 2023.

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Golub Capital BDC invests primarily in senior secured and one stop loans of U.S. middle-market companies that are often sponsored by private equity investors. Golub Capital BDC’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies ("Golub Capital"). For more information, please visit www.golubcapitalbdc.com.

ABOUT GOLUB CAPITAL

Golub Capital is a nationally recognized credit asset manager with over $25 billion of capital under management. For over 20 years, the firm has provided credit to help medium-sized U.S. businesses grow. The firm’s award-winning middle market lending business helps provide financing for middle market companies and their private equity sponsors. Golub Capital’s credit expertise also forms the foundation of its Late Stage Lending and Broadly Syndicated Loan businesses. Golub Capital has worked hard to build a reputation as a fast, reliable provider of compelling financing solutions, and we believe this has inspired repeat clients and investors. Today, the firm has over 350 employees with lending offices in Chicago, New York and San Francisco. For more information, please visit www.golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune

312-284-0111

rteune@golubcapital.com